SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-12

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Eaton Vance Limited Duration Income Fund

(Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(5) Total fee paid:

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement no.:

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(3) Filing Party:

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(4) Date Filed:

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Letter to ISS

January 10, 2020

VIA EMAIL

Dear Alex,

On January 3, 2020, Institutional Shareholder Services, Inc. (“ISS”) issued a research report regarding the proposals for Eaton Vance Limited Duration Income Fund’s (the “Fund”) 2020 Annual Meeting of Shareholders. I write to express disagreement with ISS’s analysis and conclusion regarding Proposal 2, the proposal to declassify the Fund’s Board of Trustees. We were thankful for the opportunity in December to discuss our views with you regarding Proposal 2 and ISS’s guidelines for closed-end fund declassification proposals generally. Prior to our call, we believed that ISS may have been unaware of some of the vulnerabilities and differences between closed-end funds and operating companies regarding such matters. The conclusion of your report with respect to Proposal 2, however, indicates that ISS is aware of, but fails to recognize the importance of, these vulnerabilities and differences. We believe that ISS is enabling short-term arbitrageurs, like Saba Capital Management, L.P. (“Saba”), to prey on closed-end funds for quick profits to the detriment of long-term shareholders.

We are concerned about ISS’s stance on declassification proposals not only for the Fund, but also for the entire closed-end fund industry. A closed-end fund’s assets typically consist exclusively of a pool of underlying investments – not hard assets like most operating companies. Closed-end funds often trade at a readily observable discount to the value of their underlying investments, creating arbitrage opportunities for short-term investors. The reasons for a discount to a fund’s trading price can vary widely and be unrelated to fund management. Opportunistic shareholders like Saba have a history of acquiring closed-end fund shares at a discount and then threatening funds with disruptive shareholder proposals, as it has done with Fund. In many cases, such a shareholder ultimately agrees to withdraw its proposal in exchange for a near-term liquidity event, such as a liquidation or tender offer. Although Proposal 2 is framed as a governance issue, Saba advises an opportunistic hedge fund that we believe is seeking a quick arbitrage profit at the expense of long-term Fund shareholders. Saba is using ISS’s seemingly unwavering support of declassification proposals as a pawn in its scheme to generate a quick arbitrage profit. The voting power of retail closed-end fund shareholders is quickly diluted when shareholder activists like Saba are able to (i) easily acquire a large ownership stake in a fund and (ii) know, through public filings, the ownership positions of other short-term activists, as well as other institutional holders that typically follow ISS and the other proxy advisory firms.

Finally, you noted in your report that “…annual elections enhance accountability…by allowing shareholders to send a timely and targeted message to the board about the actions or inactions of a particular [trustee]….” Although under a classified structure each trustee is not elected annually, shareholders have a variety of tools at their disposal to ensure trustee accountability. A slate of trustees is up for election at each shareholder meeting and shareholders are free to submit shareholder proposals to be presented at the meeting at little or no cost. Shareholders can also withhold votes from trustees who are standing for election, nominate alternative candidates to the board, and correspond with the trustees to express shareholder concerns.

For these reasons, we hope that you will consider revising the ISS guidelines and recommendations with respect to board declassification proposals for closed-end funds in the future.

Best regards,

/s/ Maureen A. Gemma

Maureen A. Gemma

Vice President and Secretary